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For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: David Mordy Phone 713.207.6500

For Immediate Release	Page 1 of 3

CenterPoint Energy Announces Strategic Review of Enable Midstream Partners and Exploration of REIT

Houston - Feb. 1, 2016 - CenterPoint Energy, Inc. (NYSE: CNP) (the “Company” or “CenterPoint Energy”) today announced that it is evaluating strategic alternatives for the Company’s investment in Enable Midstream Partners (“Enable”), including a sale or spin-off qualifying under section 355 of the U.S. Internal Revenue Code. CenterPoint Energy currently owns a 50 percent general partner interest and a 55.4 percent limited partner interest in Enable, a publicly traded master limited partnership the Company jointly controls with OGE Energy Corp (NYSE: OGE).

Scott M. Prochazka, president and chief executive officer of CenterPoint Energy, said, “We are pleased with our investment in Enable, which has grown its distributions during 2015 and continues to enjoy volume growth despite a challenging commodity price environment. With continued connections and drilling activity across its system, Enable is well-positioned for long-term growth as commodity markets recover. We believe that now is the right time to explore options for unlocking the value of our strategic investment, reflecting our continuous commitment to drive value for shareholders.”

Additionally, the Company announced it will explore the use of the REIT business model for all or part of the utility businesses.

Mr. Prochazka continued, “The REIT structure has recently received significant attention in the regulated utility industry in Texas and could have substantial potential for CenterPoint. We will continue to study the possibilities and monitor developments, including related regulatory proceedings and will present any findings to our shareholders at the appropriate time.”

There can be no assurances that these initiatives will result in any specific action, and the Company does not intend to disclose further developments on these initiatives unless and until its Board approves a specific action in consultation with the Company’s financial and legal advisors.

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For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: David Mordy Phone 713.207.6500

For Immediate Release	Page 2 of 3

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assumptions management believes to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Factors that could affect actual results include (1) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s businesses (including the businesses of Enable Midstream Partners (Enable Midstream)), including, among others, energy deregulation or re-regulation, pipeline integrity and safety, health care reform, financial reform, tax legislation, and actions regarding the rates charged by CenterPoint Energy’s regulated businesses; (2) state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change; (3) recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable, (4) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment; (5) the timing and outcome of any audits, disputes or other proceedings related to taxes; (6) problems with construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates; (7) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns; (8) the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, and the effects of geographic and seasonal commodity price differentials, and the impact of commodity changes on producer related activities; (9) weather variations and other natural phenomena, including the impact on operations and capital from severe weather events; (10) any direct or indirect effects on CenterPoint Energy’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt its businesses or the businesses of third parties, or other catastrophic events; (11) the impact of unplanned facility outages; (12) timely and appropriate regulatory actions allowing securitization or other recovery of costs associated with any future hurricanes or natural disasters; (13) changes in interest rates or rates of inflation; (14) commercial bank and financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of its financing and refinancing efforts, including availability of funds in the debt capital markets; (15) actions by credit rating agencies; (16) effectiveness of CenterPoint Energy’s risk management activities; (17) inability of various counterparties to meet their obligations; (18) non-payment for services due to financial distress of CenterPoint Energy’s customers; (19) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc.), a wholly owned subsidiary of NRG Energy, Inc., and its subsidiaries to satisfy their obligations to CenterPoint Energy and its subsidiaries; (20) the ability of retail electric providers, and particularly the largest customers of the TDU, to satisfy their obligations to

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For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: David Mordy Phone 713.207.6500

For Immediate Release	Page 3 of 3

CenterPoint Energy and its subsidiaries; (21) the outcome of litigation; (22) CenterPoint Energy’s ability to control costs, invest planned capital, or execute growth projects; (23) the investment performance of pension and postretirement benefit plans; (24) potential business strategies, including restructurings, joint ventures, and acquisitions or dispositions of assets or businesses, for which no assurance can be given that they will be completed or will provide the anticipated benefits to CenterPoint Energy; (25) acquisition and merger activities involving CenterPoint Energy or its competitors; (26) the ability to recruit, effectively transition and retain management and key employees and maintain good labor relations; (27) future economic conditions in regional and national markets and their effects on sales, prices and costs; (28) the performance of Enable Midstream, the amount of cash distributions CenterPoint Energy receives from Enable Midstream, and the value of its interest in Enable Midstream, and factors that may have a material impact on such performance, cash distributions and value, including certain of the factors specified above and: (A) the integration of the operations of the businesses contributed to Enable Midstream; (B) the achievement of anticipated operational and commercial synergies and expected growth opportunities, and the successful implementation of Enable Midstream’s business plan; (C) competitive conditions in the midstream industry, and actions taken by Enable Midstream’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable Midstream; (D) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable Midstream, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream’s interstate pipelines; (E) the demand for crude oil, natural gas, NGLs and transportation and storage services; (F) changes in tax status; (G) access to growth capital; and (H) the availability and prices of raw materials for current and future construction projects; (29) effective tax rate; (30) the effect of changes in and application of accounting standards and pronouncements; (31) other factors noted in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014, as well as in CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, June 30, 2015, and Sept. 30, 2015, and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

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